[PLATO Learning Logo]

For Immediate Release
Contact:	David Smith—President & CEO

Larry Betterley—Sr. Vice President & CFO
Steve Schuster—VP & Treasurer
952.832.1000

Michael A. Morache elected PLATO Learning President and CEO; Board names David W. Smith
Executive Chairman

Tech veteran brings successful record of growth to industry-leading company

MINNEAPOLIS – February 4, 2005 – PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult computer-based and e-learning solutions, today announced the PLATO Learning board of directors has elected Michael A. Morache as President and Chief Executive Officer of the Company. David W. Smith, current acting President and CEO, will assume the position of Executive Chairman. Both appointments are effective on February 28, 2005.

Also today, PLATO Learning announced that Thomas Hudson, interim Chairman, would assume the position of lead director of the board. The interim appointments followed the resignation of former Chairman, President, and CEO John Murray in November 2004. Since that time, the board of directors has conducted a nationwide search for a CEO that will help take PLATO Learning into its next stage of organizational growth and development.

Mr. Hudson said that Mr. Morache’s industry knowledge, leadership skills, and career-long history of proven performance were key factors in the board’s unanimous decision. “Mike exemplifies the leadership skills our members want running this Company,” he said. “Mike is an energetic leader with experience in developing winning business models and motivating organizations. Mike and Dave Smith are the right team to address the challenges and opportunities we face in the future, and we look forward to a future of continued success and growth under their leadership.”

“I look forward to my new role working alongside Mike,” said Mr. Smith. “He has tackled the challenges of the education market and technology-based education products before with great success.”

Commenting on his appointment Mr. Morache said, “I am truly excited to lead PLATO Learning in this next chapter of what has already been an impressive era of growth for the Company.”

Mr. Morache, 54, brings more than 30 years’ experience developing, leading, and growing information technology businesses. He joins PLATO Learning after serving as the president of Pearson Education Technologies (now Pearson Digital Learning) from 2000–02. During his tenure, the company achieved more than $20 million operating income turnaround. Mr. Morache served from 1996–2000 as president of NCS Services, which was acquired by Pearson plc in 2000. Prior to that he was a vice president of Unisys Corporation from September 1995 to May 1996. Previously, he was a senior vice president with ALLTEL Information Services, Inc. for more than five years. He also held significant sales, sales management, marketing, and product management positions through his tenures at both IBM and Fujitsu.

About PLATO Learning, Inc.
PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, mathematics, science, social studies, and life and job skills. The company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment, and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

With trailing 12-month revenues of approximately $142 million, PLATO Learning is a publicly held company traded as TUTR on the NASDAQ. PLATO Learning educational software, delivered via networks, CD-ROM, the Internet, and private intranets, is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has offices throughout the United States, Canada, and the United Kingdom, as well as international distributors in Puerto Rico, Singapore, South Africa, and the United Arab Emirates. For more information, please visit http://www.plato.com.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2004. Actual results may differ materially from anticipated results.

PLATO® is a registered trademark of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc. All other company and product names may be trademarks or registered trademarks of their respective companies.